Exhibit 99.1

MultiCell Enters into $25 Million Common Stock Purchase Agreement

SAN DIEGO – (BUSINESS WIRE) – May 4, 2006 – MultiCell Technologies, Inc. (OTCBB: MCET - News), a developer of therapeutics for the treatment of degenerative neurological disease, metabolic and endocrine disorders, and infectious disease, has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital shall buy up to $25 million of the Company’s common stock. These funds are expected to be used for general corporate purposes including the advancement of MCT-125 in a pivotal Phase IIb/III clinical trial for the treatment of fatigue in Multiple Sclerosis.

Under the agreement, funding of the $25 million will occur from time to time over a 25 month period after the Securities & Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased by Fusion Capital. Throughout each month during the term of the agreement, the Company has the right to sell to Fusion Capital up to $1 million of its common stock at a price based upon the market price of the Company’s common stock on the date of each sale without any fixed discount to the market price. The Company has the right to control the timing and the amount of stock sold to Fusion Capital, and under certain conditions, may increase or decrease the amount of stock sold to Fusion Capital. The Company also has the right to terminate the agreement at any time without any cost. A more detailed description of the transaction is set forth in Company’s report on Form 8-K recently filed with the SEC.

Dr. Stephen Chang, Multicell President, stated: “We are pleased to work with a respected institutional investor such as Fusion Capital. The terms of the financing allow us to sell shares at potentially higher market prices when funds are needed. This agreement represents an important potential source of capital for MultiCell. Multicell hopes that the capital derived from the financing will permit it to commence pivotal Phase IIb/III clinical trials for MCT-125, a potential treatment for fatigue in patients diagnosed with multiple sclerosis exclusively licensed in December 2005 from Amarin Corporation plc.”

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. is a biopharmaceutical company committed to the development of breakthrough therapeutics based on a portfolio of therapeutic candidates and patented drug development technology platforms. The Company’s drug development programs are focused on modulation of the immune system. The Company’s lead drug candidates include drugs to treat fatigue resulting from multiple sclerosis, relapse-remitting multiple sclerosis, and type-1 diabetes. Other therapeutic candidates in the MultiCell development pipeline include new antiviral treatments to address worldwide influenza threats as well as treatments for other infectious diseases. The Company also holds unique cell-based technology for use in drug discovery screening applications and is a leading producer of the cell lines needed by the biotechnology industry to develop new drugs and therapeutics. For more information about MultiCell Technologies, please visit http://www.multicelltech.com.

About Fusion Capital

Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Fusion Capital invests in a wide range of companies and industries. Its investments range from special situation financing to long-term strategic capital. For more information about Fusion Capital, please visit http://www.fusioncapital.com.

Forward-Looking Statements

Any statements in this press release about MultiCell’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). These statements are often, but not always, made through the use of words or phrases such as “believe”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “forecast”, “could”, and “would”. Examples of such forward looking statements include statements regarding the timing, design, scope, and anticipated results of our clinical development programs. MultiCell bases these forward-looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not generate sufficient resources to permit us to prosecute our clinical development programs, achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize MCT-125 as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations, as well as the risk that implementation of the financing arrangement discussed will negatively impact the trading market for our stock For additional information about risks and uncertainties MultiCell faces, see documents MultiCell files with the SEC, including MultiCell’s report on Form 10-KSB for the fiscal year ended November 30, 2005, and all our quarterly and other periodic SEC filings. MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and each assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:

MultiCell Technologies, Inc.

Gerard A. Wills, SVP & CFO

858-200-0583

gwills@multicelltech.com

or

Trilogy Capital Partners (Financial Communications)

Paul Karon

800-592-6067

paul@trilogy-capital.com